UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2008

EARTHLINK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15605	58-2511877
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia      30309

(Address of principal executive offices)     (Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2008, the Board of Directors (the “Board”) of EarthLink, Inc. (the “Company”), upon recommendation of the Corporate Governance and Nominating Committee, increased the size of its Board of Directors to nine members and appointed Susan D. Bowick and David Koretz as directors.  Ms. Bowick will serve on the Company’s Leadership and Compensation Committee and the Company’s Corporate Governance and Nominating Committee.  Mr. Koretz will serve on the Company’s Audit Committee and the Company’s Corporate Governance and Nominating Committee.

Ms. Bowick, age 59, is a member of the Board of Directors of Comverse Technology, Inc. where she serves as the chairperson of the Compensation Committee and a member of the Audit Committee.  Ms. Bowick has served as a consultant to several global technology companies, including the joint venture of Nokia Corporation and Siemens A.G.  From 1977 to 2004, Ms. Bowick served in various executive positions with Hewlett-Packard Company, most recently as Executive Vice President, Human Resources and Workforce Development.

Mr. Koretz, age 28, is the President and Chief Executive Officer of BlueTie Inc., a provider of web-based applications and monetization platforms for businesses, software developers, and service providers worldwide.  Mr. Koretz serves as a member of the Board of Directors of several privately-held companies.  Mr. Koretz is a member of the Dean’s Council at the Golisano School of Computing at Rochester Institute of Technology.

Ms. Bowick and Mr. Koretz do not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of the Securities and Exchange Commission Regulation S-K.  Ms. Bowick and Mr. Koretz do not have a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party.

On May 8, 2008, Linwood A. Lacy, Jr. retired from the Company’s Board of Directors.

On May 9, 2008, the Company issued a press release announcing the election of Ms. Bowick and Mr. Koretz and the retirement of Mr. Lacy.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated here by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 9, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.
(Registrant)

By:	/s/ Kevin M. Dotts

Name: Kevin M. Dotts
Title: Chief Financial Officer

Date: May 9, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 9, 2008